Exhibit 99.1

                                                     Frontier Communications
                                                     3 High Ridge Park
                                                     Stamford, CT 06905
                                                     203.614.5600
                                                     www.frontier.com
Contact:
David Whitehouse
Senior Vice President & Treasurer
203.614.5708
david.whitehouse@frontiercorp.com
---------------------------------

       Frontier Communications Reports Strong 2009 Second-Quarter Results

          *    13,800 High-Speed Internet additions
          *    11,400 DISH Network video customer additions
          *    Continued strong operating income and cash flow margins
          *    First half free cash flow of $244 million
          *    First half operating cash flow margin of 54%, as adjusted
          *    First half dividend payout ratio of 64%
          *    Data and internet services revenue up 6% year over year
          *    2009 free cash flow estimate unchanged

Stamford, Conn., August 4, 2009 -- Frontier Communications (NYSE:FTR) today reported second-quarter 2009 revenue of $532.1 million, operating income of $136.6 million and net income attributable to common shareholders of Frontier of $27.9 million.

"I am very pleased with the strong results that Frontier delivered this quarter," said Maggie Wilderotter, Frontier Communications Chairman and CEO. "We continue to focus on customer acquisition and retention as our primary goal. Our access line trends continued to improve for the fourth consecutive quarter, with absolute access line losses at their lowest level in over two years. Furthermore, our ability to deliver impressive results in our core business while also executing on the Verizon acquisition speaks to the strength and bandwidth of our management team."

Revenue for the second quarter of 2009 was $532.1 million compared to $562.6 million in the second quarter of 2008, a 5 percent decrease. Revenue declined as a result of lower access lines and reduced long distance, switched access and subsidy revenue, partially offset by a 6 percent increase in data and internet services revenue. Despite the decline in access lines, our customer revenue, which is all revenue except switched access and subsidy, has declined by less than 4 percent. The monthly customer revenue per access line has increased approximately $2.19, or 3%, over the prior year's second quarter while the monthly total revenue per access line has increased $1.18, or 2%, over the same period, as the Company has continued to successfully sell additional products and services, partially offset by reductions in regulatory revenue.


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

Other operating expenses and network access expenses for the second quarter of 2009 were $252.0 million as compared to $256.3 million in the second quarter of 2008, a 2 percent decrease. Expenses in the second quarter of 2009 include non-cash pension costs of $8.2 million, as compared to $(0.5) million in the second quarter of 2008. Excluding these costs, other operating expenses and network access expenses declined $13.1 million, or 5%, in 2009.

Consistent with recently adopted new accounting rules under SFAS No. 141R, "Business Combinations," acquisition related costs of approximately $10.8 million ($0.02 per share after tax) were incurred and expensed during the second quarter of 2009 in connection with our previously announced pending acquisition of approximately 4.8 million access lines (as of December 31, 2008) from Verizon Communications Inc.

Operating income for the second quarter of 2009 was $136.6 million and operating income margin was 25.7 percent compared to operating income of $162.0 million and operating income margin of 28.8 percent in the second quarter of 2008. The second quarter 2009 decrease of $25.4 million is primarily the result of the reduction in revenue and the acquisition related costs incurred in 2009, partially offset by lower expenses.

Investment and other income, net for the second quarter of 2009 reflects a net gain of $3.7 million recognized on repurchases of Company debt. As of June 30, 2009, we retired early approximately $311.7 million principal amount of debt for $308.0 million.

Interest expense for the second quarter of 2009 was $98.7 million as compared to $90.7 million in the second quarter of 2008, an $8.0 million or 9 percent increase ($0.02 per share after tax). Interest expense increased due to the registered offering, completed in April 2009, of $600.0 million aggregate principal amount of 8.25% senior unsecured notes due 2014. We received net proceeds of approximately $538.8 million from the offering which we intend to use to reduce, repurchase or refinance our indebtedness or for general corporate purposes.

The decrease in income tax expense reflects lower taxable income in 2009, partially offset by the favorable impact in the second quarter of 2008 of the reversal of $7.5 million in income tax reserves.

Net income attributable to common shareholders of Frontier was $27.9 million, or $0.09 per share, as compared to $55.8 million, or $0.17 per share, in the second quarter of 2008. The second quarter of 2009 includes acquisition related costs of $10.8 million ($6.8 million or $0.02 per share after tax). The second quarter 2009 decrease is primarily the result of a reduction in operating income and increased interest expense, partially offset by lower income tax expense.

The Company lost approximately 27,700 access lines during the second quarter of 2009 and had 2,189,100 access lines at June 30, 2009.

The Company added approximately 13,800 net High-Speed Internet customers during the second quarter of 2009 and had 613,800 High-Speed Internet customers at June 30, 2009. The Company added approximately 11,400 video customers during the second quarter of 2009 and had 157,400 video customers at June 30, 2009.

Capital expenditures were $55.8 million for the second quarter of 2009 and $110.4 million for the first six months of 2009.


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


Operating cash flow, as adjusted, was $288.4 million for the second quarter of 2009 resulting in an operating cash flow margin of 54.2 percent. Operating cash flow, as reported, of $269.4 million has been adjusted to exclude $10.8 million of acquisition related costs and $8.2 million of non-cash pension costs for the second quarter of 2009.

Free cash flow was $98.1 million for the second quarter of 2009 and $244.2 million for the first six months of 2009. The Company's dividend represents a payout of 64 percent of free cash flow for the first six months of 2009.

For the full year of 2009, the Company maintains its previously reported expectations that capital expenditures, excluding acquisition related capital expenditures, will be within a range of $250.0 million to $270.0 million and free cash flow, excluding acquisition related costs, will be within a range of $460.0 million to $485.0 million.

The Company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow and operating cash flow. A reconciliation of the differences between free cash flow and operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company's financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company's core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and
(iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations. Management uses these non-GAAP financial measures to plan and measure the performance of its core operations, and its divisions measure performance and report to management based upon these measures. In addition, the Company believes that free cash flow and operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude $10.8 million of acquisition related costs in the second quarter and first six months of 2009, and $8.2 million and $(0.5) million of non-cash pension costs in the second quarters of 2009 and 2008, respectively, and $16.5 million and $(1.1) million of non-cash pension costs in the first half of 2009 and 2008, respectively, because the Company believes that such costs in the second quarters and first six months of 2009 and 2008 are unusual, and that the magnitude of such costs in the second quarter and first six months of 2009 materially exceed the comparable costs in the second quarter and first six months of 2008. In addition, the Company has shown adjustments to its financial presentations to exclude $0.5 million of severance and early retirement costs in the second quarter of 2008, $2.6 million and $3.4 million of severance and early retirement costs in the first half of 2009 and 2008, respectively, and $0.1 million and $0.9 million of legal settlement costs and related expenses in the second quarter and first six months of 2008, respectively, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.


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

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company's underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company's ability to generate cash flow and, as a result, to plan for future capital and operational decisions. Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures. The Company believes that the non-GAAP financial measures are meaningful and useful for the reasons outlined above.

While the Company utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

About Frontier Communications
Frontier Communications Corporation (NYSE:FTR) offers telephone, video and internet services in 24 states with approximately 5,400 employees. More information is available at www.frontier.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "believe," "anticipate," "expect" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties are based on a number of factors, including but not limited to: Our ability to complete the acquisition of access lines from Verizon; the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the Verizon transaction; the failure to receive the IRS ruling approving the tax-free status of the Verizon transaction; the failure of our stockholders to approve the Verizon transaction; the ability to successfully integrate the Verizon operations into Frontier's existing operations; the effects of increased expenses due to activities related to the Verizon transaction; the ability to migrate Verizon's West Virginia operations from Verizon owned and operated systems and processes to Frontier owned and operated systems and processes successfully; the risk that the growth opportunities and cost synergies from the Verizon transaction may not be fully realized or may take longer to realize than expected; the sufficiency of the assets to be acquired from Verizon to enable us to operate the acquired business; disruption from the Verizon transaction making it more difficult to maintain relationships with customers, employees or suppliers; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our access lines and High-Speed Internet subscribers; our ability to sell enhanced and data services in order to offset ongoing declines in revenue from local services, switched access services and subsidies; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation; the effects of competition from cable, wireless and other wireline carriers (through voice over internet protocol (VOIP) or otherwise); our ability to adjust successfully to changes in the communications industry and to implement strategies for improving growth; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing; reductions in switched access revenues as a result of regulation, competition and/or technology substitutions; the effects of changes in both general and local economic conditions on the markets we serve, which can impact demand for our products and services, customer purchasing decisions, collectability of revenue and required levels of capital expenditures related to new construction of residences and businesses; our ability to effectively manage service quality; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to our customers; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulators; our ability to effectively manage our operations, operating expenses and capital expenditures, to pay dividends and to repay, reduce or refinance our debt; the effects of bankruptcies and home foreclosures, which


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


could result in increased bad debts; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our ongoing network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, and/or federal or state tax assessments; the effects of state regulatory cash management policies on our ability to transfer cash among our subsidiaries and to the parent company; our ability to successfully renegotiate union contracts expiring in 2009 and thereafter; further declines in the value of our pension plan assets, which could require us to make contributions to the pension plan beginning no earlier than 2010; our ability to pay dividends in respect of our common shares, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes (which will increase in 2009) and our liquidity; the effects of increased cash taxes in 2009 and thereafter; the effects of any unfavorable outcome with respect to any of our current or future legal, governmental or regulatory proceedings, audits or disputes; the possible impact of adverse changes in political or other external factors over which we have no control; and the effects of hurricanes, ice storms or other severe weather. These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

Additional Information and Where to Find it

This press release is not a substitute for the prospectus/proxy statement included in the Registration Statement on Form S-4 that Frontier filed with the SEC on July 24, 2009 in connection with the proposed transactions described in the prospectus/proxy statement. We urge investors to read the prospectus/proxy statement, which contains important information, including detailed risk factors, and any amendments thereto when they become available. The prospectus/proxy statement and other documents filed or to be filed by Frontier with the SEC are or will be available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to Frontier, 3 High Ridge Park, Stamford, CT 06905-1390, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Frontier and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be "participants" in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Frontier is set forth in the Registration Statement on Form S-4 referred to above. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement and any amendments thereto when they become available.

                                       ###

TABLES TO FOLLOW

                       Frontier Communications Corporation
                           Consolidated Financial Data





                                                         For the quarter ended                For the six months ended
                                                                June 30,                              June 30,
                                                     -----------------------------    %     ------------------------------     %
(Amounts in thousands, except per share amounts)         2009          2008        Change        2009           2008        Change
                                                     -------------------------------------  ---------------------------------------

Income Statement Data
  Revenue                                               $ 532,142      $ 562,550      -5%    $ 1,070,098     $ 1,131,755       -5%
                                                     -------------   ------------           -------------   -------------

  Network access expenses                                  59,203         53,998      10%        119,887         114,547        5%
  Other operating expenses                                192,754        202,333      -5%        392,958         405,597       -3%
  Depreciation and amortization                           132,818        144,250      -8%        270,376         285,330       -5%
  Acquisition related costs                                10,751              -     100%         10,751               -      100%
                                                     -------------   ------------           -------------   -------------
  Total operating expenses                                395,526        400,581      -1%        793,972         805,474       -1%
                                                     -------------   ------------           -------------   -------------

  Operating income                                        136,616        161,969     -16%        276,126         326,281      -15%
  Investment and other income, net (1)                      4,618          6,841     -32%         12,865           5,934      117%
  Interest expense                                         98,670         90,710       9%        187,419         181,570        3%
                                                     -------------   ------------           -------------   -------------
  Income before income taxes                               42,564         78,100     -46%        101,572         150,645      -33%
  Income tax expense                                       14,254         21,874     -35%         36,307          48,502      -25%
                                                     -------------   ------------           -------------   -------------
Net income                                                 28,310         56,226     -50%         65,265         102,143      -36%
Less:  Income attributable to the noncontrolling
         interest in a partnership                            392            448     -13%          1,044             776       35%
                                                    -------------   ------------           -------------   -------------
Net income attributable to common shareholders
  of Frontier                                           $  27,918      $  55,778     -50%    $    64,221     $   101,367      -37%
                                                     =============   ============           =============   =============

Weighted average shares outstanding                       310,095        320,838      -3%        309,943         323,340       -4%

Basic net income per share attributable to
      common shareholders of Frontier (2)               $    0.09      $    0.17     -47%    $      0.20     $      0.31      -35%

Other Financial Data
Capital expenditures                                    $  55,792      $  75,737     -26%    $   110,364     $   123,723      -11%
Operating cash flow, as adjusted (3)                      288,404        306,206      -6%        576,274         614,781       -6%
Free cash flow (3)                                         98,079         96,085       2%        244,227         268,365       -9%
Dividends paid                                             78,099         80,221      -3%        156,184         162,324       -4%
Dividend payout ratio (4)                                     80%            83%      -4%            64%             60%        7%


(1) Includes gain on debt repurchases of $3.7 million for the quarter and six months ended June 30, 2009, and premium on debt repurchases of $6.3 million for the six months ended June 30, 2008.
(2) Calculated based on weighted average shares outstanding. FSP EITF No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities" was adopted in the first quarter of 2009 on a retrospective basis.
(3) A reconciliation to the most comparable GAAP measure is presented at the end of these tables.
(4)  Represents dividends paid divided by free cash flow.


                       Frontier Communications Corporation
                    Consolidated Financial and Operating Data

                                                         For the quarter ended                  For the six months ended
                                                                June 30,                                June 30,
                                                  -------------------------------     %     --------------------------------   %
(Amounts in thousands, except operating data)          2009           2008         Change      2009              2008        Change
                                                  ----------------------------------------  ----------------------------------------

Select Income Statement Data
Revenue
     Local services                                   $  198,296     $  214,703       -8%    $  399,192       $   431,861       -8%
     Data and internet services                          160,551        151,655        6%       316,944           297,637        6%
     Access services                                      87,427        101,003      -13%       177,492           208,821      -15%
     Long distance services                               40,560         46,912      -14%        81,972            93,365      -12%
     Directory services                                   27,211         29,070       -6%        54,916            57,698       -5%
     Other                                                18,097         19,207       -6%        39,582            42,373       -7%
                                                  ---------------   ------------           -------------  ----------------
Total revenue                                            532,142        562,550       -5%     1,070,098         1,131,755       -5%
                                                  ---------------   ------------           -------------  ----------------
Expenses
     Network access expenses                              59,203         53,998       10%       119,887           114,547        5%
     Other operating expenses (1)                        192,754        202,333       -5%       392,958           405,597       -3%
     Depreciation and amortization                       132,818        144,250       -8%       270,376           285,330       -5%
     Acquisition related costs                            10,751              -      100%        10,751                 -      100%
                                                  ---------------   ------------           -------------  ----------------
Total operating expenses                                 395,526        400,581       -1%       793,972           805,474       -1%
                                                  ---------------   ------------           -------------  ----------------
Operating Income                                      $  136,616     $  161,969      -16%    $  276,126       $   326,281      -15%
                                                  ===============   ============           =============  ================
Other Financial and Operating Data
Revenue:
        Residential                                   $  227,580     $  239,633       -5%    $  458,046       $   480,995       -5%
        Business                                         217,135        221,914       -2%       434,560           441,939       -2%
                                                  ---------------   ------------           -------------  ----------------
               Total customer revenue                    444,715        461,547       -4%       892,606           922,934       -3%
        Regulatory (Access services)                      87,427        101,003      -13%       177,492           208,821      -15%
                                                  ---------------   ------------           -------------  ----------------
Total revenue                                         $  532,142     $  562,550       -5%    $1,070,098       $ 1,131,755       -5%
                                                  ===============   ============           =============  ================
Access lines:
        Residential                                    1,405,258      1,516,402       -7%     1,405,258         1,516,402       -7%
        Business                                         783,869        824,310       -5%       783,869           824,310       -5%
                                                  ---------------   ------------           -------------  ----------------
Total access lines                                     2,189,127      2,340,712       -6%     2,189,127         2,340,712       -6%
                                                  ===============   ============           =============  ================
Other data:
     Employees                                             5,417          5,734       -6%         5,417             5,734       -6%
     High-Speed Internet (HSI) subscribers               613,810        559,345       10%       613,810           559,345       10%
     Video subscribers                                   157,353        107,596       46%       157,353           107,596       46%
     Switched access minutes of use (in millions)          2,213          2,538      -13%         4,589             5,141      -11%
     Average monthly total revenue per
        access line                                   $    80.52     $    79.34        2%    $    80.33       $     79.08        2%
     Average monthly customer revenue per
        access line                                   $    67.29     $    65.10        3%    $    67.01       $     64.49        4%


(1) Includes severance and early retirement costs of $0.5 million for the quarter ended June 30, 2008, and $2.6 million and $3.4 million for the six months ended June 30, 2009 and 2008, respectively. Includes non-cash pension costs of $8.2 million and $(0.5) million for the quarters ended June 30, 2009 and 2008, respectively, and $16.5 million and $(1.1) million for the six months ended June 30, 2009 and 2008, respectively. Includes legal settlement costs of $0.1 million for the quarter ended June 30, 2008 and $0.9 million for the six months ended June 30, 2008.


                       Frontier Communications Corporation
                    Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

                                                                             June 30, 2009           December 31, 2008
                                                                          ---------------------     --------------------
                                       ASSETS
                                       ------
Current assets:
    Cash and cash equivalents                                                      $   454,102              $   163,627
    Accounts receivable and other current assets                                       304,919                  304,332
                                                                          ---------------------     --------------------
      Total current assets                                                             759,021                  467,959

Property, plant and equipment, net                                                   3,165,917                3,239,973

Other long-term assets                                                               3,093,246                3,180,744
                                                                          ---------------------     --------------------
           Total assets                                                            $ 7,018,184              $ 6,888,676
                                                                          =====================     ====================

                        LIABILITIES AND SHAREHOLDERS' EQUITY
                        ------------------------------------
Current liabilities:
    Long-term debt due within one year                                             $     7,266              $     3,857
    Accounts payable and other current liabilities                                     351,460                  378,918
                                                                          ---------------------     --------------------
      Total current liabilities                                                        358,726                  382,775

Deferred income taxes and other liabilities                                          1,266,308                1,254,610
Long-term debt                                                                       4,944,989                4,721,685
Shareholders' equity                                                                   448,161                  529,606
                                                                          ---------------------     --------------------
           Total liabilities and equity                                            $ 7,018,184              $ 6,888,676
                                                                          =====================     ====================


                       Frontier Communications Corporation
                           Consolidated Cash Flow Data

                             (Amounts in thousands)

                                                                             For the six months ended June 30,
                                                                            -----------------------------------
                                                                                2009                 2008
                                                                            ---------------    ----------------

Cash flows provided by (used in) operating activities:
Net income                                                                      $   65,265          $  102,143
Adjustments to reconcile net income to net cash provided
   by operating activities:
     Depreciation and amortization expense                                         270,376             285,330
     Stock based compensation expense                                                4,561               6,164
     Pension expense                                                                16,454              (1,060)
     (Gain)/loss on extinguishment of debt                                          (3,664)              6,290
     Other non-cash adjustments                                                     (1,702)             (8,079)
     Deferred income taxes                                                           8,319              (8,996)
     Change in accounts receivable                                                  10,231               8,039
     Change in accounts payable and other liabilities                              (21,287)            (57,537)
     Change in other current assets                                                (18,223)              6,561
                                                                            ---------------    ----------------
Net cash provided by operating activities                                          330,330             338,855

Cash flows provided from (used by) investing activities:
     Capital expenditures                                                         (110,364)           (123,723)
     Other assets (purchased) distributions received, net                              628              (1,277)
                                                                            ---------------    ----------------
Net cash used by investing activities                                             (109,736)           (125,000)

Cash flows provided from (used by) financing activities:
     Long-term debt borrowings                                                     538,830             135,000
     Long-term debt payments                                                      (309,954)           (130,281)
     Settlement of interest rate swaps                                                   -              15,521
     Financing costs paid                                                             (911)               (857)
     Premium paid to retire debt                                                         -              (6,290)
     Issuance of common stock                                                          680                 955
     Common stock repurchased                                                            -            (112,659)
     Dividends paid                                                               (156,184)           (162,324)
     Repayment of customer advances for construction and distributions
       to noncontrolling interests                                                  (2,580)               (512)
                                                                            ---------------    ----------------
Net cash provided from (used by) financing activities                               69,881            (261,447)

Increase (decrease) in cash and cash equivalents                                   290,475             (47,592)
Cash and cash equivalents at January 1,                                            163,627             226,466
                                                                            ---------------    ----------------

Cash and cash equivalents at June 30,                                           $  454,102          $  178,874
                                                                            ===============    ================

Cash paid during the period for:
     Interest                                                                   $  181,066          $  184,552
     Income taxes                                                               $   40,458          $   49,585


                                                                                                               Schedule A
                  Reconciliation of Non-GAAP Financial Measures


                                                        For the quarter ended June 30,      For the six months ended June 30,
                                                        ------------------------------    -------------------------------------
     (Amounts in thousands)                                  2009            2008                 2009               2008
                                                        --------------- --------------    ------------------   ----------------

     Net Income to Free Cash Flow;
     -----------------------------
        Net Cash Provided by Operating Activities
        -----------------------------------------

     Net income                                              $  28,310       $  56,226            $  65,265        $ 102,143

      Add back:

         Depreciation and amortization                         132,818         144,250              270,376          285,330

         Income tax expense                                     14,254          21,874               36,307           48,502

         Acquisition related costs                              10,751               -               10,751                -
         Pension expense (non-cash) (1)                          8,208            (530)              16,454           (1,060)

         Stock based compensation                                2,439           3,145                4,561            6,164

      Subtract:
         Cash paid for income taxes                             39,203          47,726               40,458           49,585

         Other income (loss), net (2)                            3,706           5,417                8,665             (594)

         Capital expenditures                                   55,792          75,737              110,364          123,723

                                                        --------------- ---------------   -------------------- ----------------
     Free cash flow                                             98,079          96,085              244,227          268,365

      Add back:
         Deferred income taxes                                   4,194          (8,714)               8,319           (8,996)

         Non-cash (gains)/losses, net                            9,040          (3,723)              15,649            3,315

         Other income (loss), net (2)                            3,706           5,417                8,665             (594)

         Cash paid for income taxes                             39,203          47,726               40,458           49,585

         Capital expenditures                                   55,792          75,737              110,364          123,723

      Subtract:
         Changes in current assets and liabilities              (8,893)         (9,305)              29,279           42,937
         Income tax expense                                     14,254          21,874               36,307           48,502
         Acquisition related costs                              10,751               -               10,751                -
         Pension expense (non-cash) (1)                          8,208            (530)              16,454           (1,060)
         Stock based compensation                                2,439           3,145                4,561            6,164

                                                        --------------- ---------------   -------------------- ----------------
     Net cash provided by operating activities               $ 183,255       $ 197,344            $ 330,330        $ 338,855
                                                        =============== ===============   ==================== ================



(1) Includes pension expense of $10.2 million and $(0.7) million, less amounts capitalized into the cost of capital expenditures of $2.0 million and $(0.2) million, for the quarters ended June 30, 2009 and 2008, respectively, and pension expense of $20.4 million and $(1.3) million, less amounts capitalized into the cost of capital expenditures of $3.9 million and $(0.2) million, for the six months ended June 30, 2009 and 2008, respectively.
(2) Includes gain on debt repurchases of $3.7 million for the quarter and six months ended June 30, 2009, and premium on debt repurchases of $6.3 million for the six months ended June 30, 2008.

                                                                                   Schedule B
              Reconciliation of Non-GAAP Financial Measures


                                          For the quarter ended June 30, 2009
                             ------------------------------------------------------------------
(Amounts in thousands)
                                                           Severance
                                            Acquisition    and Early    Non-cash
Operating Cash Flow and         As           Related      Retirement    Pension        As
 Operating Cash Flow Margin  Reported         Costs         Costs      Costs (1)    Adjusted
                             ------------   ------------  ------------ ----------- ------------

Operating Income               $ 136,616      $ (10,751)        $ (11)   $ (8,208)   $ 155,586

 Add back:
     Depreciation and
       amortization              132,818              -             -           -      132,818
                             ------------   ------------  ------------ ----------- ------------
Operating cash flow            $ 269,434      $ (10,751)        $ (11)   $ (8,208)   $ 288,404
                             ============   ============  ============ =========== ============

Revenue                        $ 532,142                                             $ 532,142
                             ============                                          ============

Operating income margin
 (Operating income
   divided by revenue)             25.7%                                                 29.2%
                             ============                                          ============

Operating cash flow margin
 (Operating cash flow
   divided by revenue)             50.6%                                                 54.2%
                             ============                                          ============


                                             For the quarter ended June 30, 2008
                            ----------------------------------------------------------------------
                                            Severance
                                            and Early    Non-cash      Legal
Operating Cash Flow and          As        Retirement     Pension    Settlement           As
 Operating Cash Flow Margin   Reported        Costs      Costs (1)     Costs           Adjusted
                            ------------ ------------  ----------- ------------  ----------------

Operating Income              $ 161,969       $ (480)       $ 530        $ (37)        $ 161,956

 Add back:
     Depreciation and
       amortization             144,250            -            -            -           144,250
                            ------------ ------------  ----------- ------------  ----------------
Operating cash flow           $ 306,219       $ (480)       $ 530        $ (37)        $ 306,206
                            ============ ============  =========== ============  ================

Revenue                       $ 562,550                                                $ 562,550
                            ============                                         ================

Operating income margin
 (Operating income
   divided by revenue)            28.8%                                                    28.8%
                            ============                                         ================

Operating cash flow margin
 (Operating cash flow
   divided by revenue)            54.4%                                                    54.4%
                            ============                                         ================


                                       6

                                                                                  Schedule B (continued)

                                         For the six months ended June 30, 2009
                              ---------------------------------------------------------------------------
                                                              Severance
                                            Acquisition       and Early       Non-cash
 Operating Cash Flow and          As          Related         Retirement       Pension           As
  Operating Cash Flow Margin   Reported        Costs            Costs         Costs (1)       Adjusted
                              ------------  --------------  --------------- --------------  --------------

 Operating Income             $   276,126       $ (10,751)        $ (2,567)      $(16,454)     $  305,898

  Add back:
      Depreciation and
        amortization              270,376               -                -              -         270,376
                              ------------  --------------  --------------- --------------  --------------
 Operating cash flow          $   546,502       $ (10,751)        $ (2,567)      $(16,454)     $  576,274
                              ============  ==============  =============== ==============  ==============

 Revenue                      $ 1,070,098                                                      $1,070,098
                              ============                                                  ==============

 Operating income margin
  (Operating income
    divided by revenue)             25.8%                                                           28.6%
                              ============                                                  ==============

 Operating cash flow margin
  (Operating cash flow
    divided by revenue)             51.1%                                                           53.9%
                              ============                                                  ==============


                                                 For the six months ended June 30, 2008
                             ---------------------------------------------------------------------------------
                                                 Severance
                                                 and Early       Non-cash         Legal
 Operating Cash Flow and             As          Retirement        Pension       Settlement           As
  Operating Cash Flow Margin      Reported          Costs         Costs (1)        Costs           Adjusted
                             ---------------- --------------  -------------- ---------------  ----------------

 Operating Income                 $  326,281       $ (3,371)        $ 1,060          $ (859)       $  329,451

  Add back:
      Depreciation and
        amortization                 285,330              -               -               -           285,330
                             ---------------- --------------  -------------- ---------------  ----------------
 Operating cash flow              $  611,611       $ (3,371)        $ 1,060          $ (859)       $  614,781
                             ================ ==============  ============== ===============  ================

 Revenue                          $1,131,755                                                       $1,131,755
                             ================                                                 ================

 Operating income margin
  (Operating income
    divided by revenue)                28.8%                                                            29.1%
                             ================                                                 ================

 Operating cash flow margin
  (Operating cash flow                 54.0%                                                            54.3%
    divided by revenue)      ================                                                 ================


(1) Includes pension expense of $10.2 million and $(0.7) million, less amounts capitalized into the cost of capital expensitures of $2.0 million and $(0.2) million, for the quarters ended June 30, 2009 and 2008, respectively, and pension expense of $20.4 million and $(1.3) million, less amounts capitalized into the cost of capital expenditures of $3.9 million and $(0.2) million, for the six months ended June 30, 2009 and 2008, respectively.


                                       7